Exhibit 99.1

First Industrial Realty Trust, Inc. 311 South Wacker Drive Suite 3900 Chicago, IL 60606 312/344-4300 FAX: 312/922-9851 MEDIA RELEASE

FIRST INDUSTRIAL REALTY TRUST REPORTS

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

•	Occupancy of 97.3%, Up 130 Basis Points from 4Q16

•	Cash Same Store NOI Grew 3.9 % in 4Q17 and 4.4% for the Year

•	Cash Rental Rates Were Up 11.7% in 4Q17 and Up 8.6% in 2017

•	Increased First Quarter 2018 Dividend to $0.2175 Per Share, a 3.6% Increase

•	Started Development of First Nandina Logistics Center, a 1.4 Million Square-Foot Distribution Center in the Inland Empire, Estimated Total Investment of $89.3 Million

•	Acquired Eight Buildings Totaling 1.1 Million Square Feet Plus Seven Land Parcels for $174.2 Million in 2017

•	Completed $136.9 Million of Asset Sales in 4Q17, $236.1 Million Total in 2017

•	In 1Q18, Closed on $300 Million Private Placement of Unsecured Notes

CHICAGO, February 21, 2018 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully integrated owner, operator and developer of industrial real estate, today announced results for the fourth quarter and full year 2017. Diluted net income available to common stockholders per share (EPS) was $0.81 in the fourth quarter, compared to $0.20 a year ago. Full year 2017 diluted net income available to common stockholders was $1.69 per share, compared to $1.05 per share in 2016.

First Industrial’s fourth quarter FFO was $0.41 per share/unit on a diluted basis, compared to $0.38 per share/unit a year ago. Fourth quarter results include $0.01 per share of income related to an insurance settlement.

Full year 2017 FFO was $1.57 per share/unit on a diluted basis versus $1.45 per share/unit in 2016. Excluding the impact from the gain on the sale of land, income tax expense associated with a property sale, the loss from retirement of debt, the settlement gain related to interest rate protection agreements and the gain related to an insurance settlement, FFO per share was $1.56.

“The First Industrial team produced another successful year in 2017 across all aspects of our business,” said Peter E. Baccile, First Industrial’s president and CEO. “Our results reflect the high quality of our portfolio and the underlying fundamental strength of the industrial market. We made significant investments in additive acquisitions and replenished our development pipeline with attractive new investments that will contribute to driving long-term cash flow growth and value for shareholders.”

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Portfolio Performance – Fourth Quarter and Full Year 2017

•	In service occupancy was 97.3% at the end of the fourth quarter, compared to 97.2% at the end of the third quarter of 2017, and 96.0% at the end of the fourth quarter of 2016.

•	Tenants were retained in 53.7% of square footage up for renewal. Retention results included a 366,000 square-foot moveout in Southern California that was re-leased before year-end. For the year, tenant retention was 76.4%.

•	Same property cash basis net operating income (NOI) increased 3.9%. Including lease termination fees, same property NOI increased 3.8%. For the full year, same property cash basis NOI increased 4.4%. Including lease termination fees, same property NOI for 2017 increased 4.6%.

•	In the fourth quarter, rental rates increased 11.7% on a cash basis and increased 20.8% on a straight-line basis; leasing costs were $2.46 per square foot. For the full year, rental rates increased 8.6% on a cash basis and increased 18.2% on a straight-line basis; leasing costs were $1.96 per square foot.

Common Stock Dividend Increased

The board of directors declared a common dividend of $0.2175 per share/unit for the quarter ending March 31, 2018 payable on April 16, 2018 to stockholders of record on March 29, 2018. The new dividend rate represents a 3.6% increase from the prior rate of $0.21 per share.

Capital Markets

In the fourth quarter as previously announced, the Company:

•	Closed a $725 million senior unsecured revolving credit facility which amended and restated its previous facility. The facility matures on October 29, 2021, has a one-year extension option and is expandable to $1 billion, subject to certain conditions. The agreement provides for interest-only payments currently at an interest rate of LIBOR plus 110 basis points based on the Company’s current leverage ratio and are subject to adjustment based on the Company’s leverage or credit ratings.

•	Refinanced two unsecured loans totaling $460 million. The first is a $200 million unsecured term loan with a maturity date of January 29, 2021. The loan features interest-only payments currently at an interest rate of LIBOR plus 120 basis points, a 50 basis point improvement in the credit spread from the prior rate. The second is a $260 million unsecured term loan with a maturity date of September 11, 2022. This loan features interest-only payments currently at an interest rate of LIBOR plus 120 basis points, a 40 basis point improvement in the credit spread from the prior rate. Rates on both loans are subject to adjustments based on the Company’s leverage or credit ratings.

In the first quarter of 2018 to date, the Company:

•	Closed on a private placement offering on February 15th for $300 million of fixed rate senior unsecured notes with a weighted average interest rate of 3.91%. The notes are comprised of two tranches: $150 million of 3.86% Series C Guaranteed Senior Notes with a 10-year term and $150 million of 3.96% Series D Guaranteed Senior Notes with a 12-year term.

“In the fourth quarter of 2017, we returned to the unsecured debt markets with the benefit of our strong balance sheet metrics and improved credit ratings,” said Scott Musil, chief financial officer. “We have significant capital capacity and flexibility that supports our pursuit of profitable investment opportunities, given our low leverage and ability to redeploy retained cash flow and proceeds from select asset sales.”

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Investment and Disposition Activities

In the fourth quarter, the Company:

•	Started development of First Nandina Logistics Center, a 1.4 million square-foot facility in Southern California in the Inland Empire East with an estimated total investment of $89.3 million.

•	Commenced development of First 290 @ Guhn Road, a 126,000 square-foot facility in Houston with an estimated investment of $9.1 million.

•	Acquired an 86,000 square-foot building in Orlando for $8.2 million and a 100,000 square-foot building in Chicago for $7.0 million.

•	Sold 30 buildings comprising 2.8 million square feet plus one land parcel for a total of $136.9 million.

For the full year 2017, the Company:

•	Placed in service one development in Phoenix in the second quarter, 100% leased, totaling 618,000 square feet with an estimated total investment of $45.4 million.

•	Acquired eight buildings totaling 1.1 million square feet for $112.0 million.

•	Acquired seven land parcels for a total investment of $62.2 million.

•	Sold 60 buildings totaling 4.6 million square feet and one land parcel for a total of $236.1 million.

In the first quarter of 2018 to date, the Company:

•	Completed a long-term lease renewal for its 1.3 million square-foot facility in Eastern Pennsylvania.

•	Leased 100% of its First Sycamore 215 Logistics Center, a 243,000 square-foot development in Southern California.

•	Acquired a 35,000 square-foot, 100% leased building in Seattle for $5.6 million and also acquired a development site in Dallas for $10 million which can accommodate four buildings totaling 727,000 square feet.

“In 2017, we used our platform to advance our portfolio management goals by further allocating capital to value-creating developments and acquisitions,” said Johannson Yap, chief investment officer. “This included redeploying $236 million of proceeds from targeted sales into assets with stronger long-term cash flow growth profiles.”

Restructuring and Related Charge

In the first quarter of 2018, the Company restructured its staffing to align its personnel with changes in its portfolio resulting from its capital allocation strategy. The severance and other costs related to the restructuring will result in a charge of approximately $0.01 per share in 2018.

Outlook for 2018

Mr. Baccile stated, “In 2018, our focus continues to be on driving incremental cash flow from leasing within our portfolio and our development investments. The supply and demand picture in the industrial real estate sector remains favorable, supporting further market rent growth and growth in cash rents within our portfolio. Our 2018 guidance reflects the temporary dilutive impact of approximately $0.03 per share related to 2017 sales volume that exceeded our target sales range. We are excited about the long-term potential cash flow growth from our redeployment opportunities.”

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	Low End of	High End of
	Guidance for 2018	Guidance for 2018
	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	0.61	0.71
Add: Real Estate Depreciation/Amortization	0.93	0.93

FFO (NAREIT Definition)	$1.54	$1.64

Plus: Restructuring Charge	$0.01	$0.01

FFO Before Restructuring Charge	$1.55	$1.65

The following assumptions were used:

•	Average quarter-end in service occupancy of 96.5% to 97.5%.

•	Same-store NOI growth on a cash basis before termination fees of 3.5% to 5.0% for the full year.

•	2018 guidance includes the dilutive impact of approximately $0.03 cents per share related to 2017 property sales that exceeded the Company’s targeted sales volume range.

•	General and administrative expense of approximately $26 million to $27 million. The aforementioned restructuring charge of $0.01 per share is excluded from the general and administrative expense guidance range.

•	Guidance includes the incremental costs expected in 2018 related to the Company’s developments completed and under construction as of December 31, 2017. In total, the Company expects to capitalize $0.04 per share of interest related to these projects in 2018.

•	Guidance reflects the issuance of $300 million of unsecured notes in the private placement at a weighted average interest rate of 3.91% discussed above and the planned payoff of $157.8 million of secured debt maturities at a weighted average interest rate of 4.50% on or about March 1, 2018.

•	Other than the above, guidance does not include the impact of:

•	any other future debt repurchases prior to maturity or future debt issuances,

•	any future investments or property sales,

•	any future NAREIT-compliant gains or losses,

•	any future impairment gains or losses,

•	any future gains related to the final settlement of two insurance claims for damaged facilities previously disclosed, or

•	any future equity issuance.

A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the economy, the supply and demand of industrial real estate, the availability and terms of financing to potential acquirers of real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results.

Conference Call

First Industrial will host its quarterly conference call on Thursday, February 22, 2018 at 11:00 a.m. EST (10:00 a.m. CST). The conference call may be accessed by dialing (888) 823-7459, passcode “First Industrial.” The conference call will also be webcast live on the Investor Relations page of the Company’s website at www.firstindustrial.com. The replay will also be available on the website.

The Company’s fourth quarter and full year 2017 supplemental information can be viewed at www.firstindustrial.com under the “Investors” tab.

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FFO Definition

First Industrial reports FFO in accordance with the NAREIT definition to provide a comparative measure to other REITs. NAREIT recommends that REITs define FFO as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, excluding impairments from previously depreciated assets, and after adjustments for unconsolidated partnerships and joint ventures.

About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading fully integrated owner, operator, and developer of industrial real estate with a track record of providing industry-leading customer service to multinational corporations and regional customers. Across major markets in the United States, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. In total, we own and have under development approximately 64.4 million square feet of industrial space as of December 31, 2017. For more information, please visit us at www.firstindustrial.com.

Forward-Looking Information

This press release and the presentation to which it refers may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe our future plans, strategies and expectations, and are generally identifiable by use of the words “believe,” “expect,” “plan, “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “will,” “should” or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) and changes in interest rates; the availability and attractiveness of terms of additional debt repurchases; changes in our credit agency ratings; our ability to comply with applicable financial covenants; our competitive environment; changes in supply, demand and valuation of industrial properties and land in our current and potential market areas; difficulties in identifying and consummating acquisitions and dispositions; our ability to manage the integration of properties we acquire; potential liability relating to environmental matters; defaults on or non-renewal of leases by our tenants; decreased rental rates or increased vacancy rates; higher-than-expected real estate construction costs and delays in development or lease-up schedules; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2016, as well as those risks and uncertainties discussed from time to time in our other Exchange Act reports and in our other public filings with the SEC. We caution

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you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact us and the statements contained herein, reference should be made to our filings with the SEC.

A schedule of selected financial information is attached.

Contact:	Art Harmon
Vice President, Investor Relations and Marketing
312-344-4320

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FIRST INDUSTRIAL REALTY TRUST, INC.

Selected Financial Data

(Unaudited)

(In thousands except per share/Unit data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Statement of Operations and Other Data:
Total Revenues	$102,130	$97,976	$396,402	$378,020

Property Expenses	(29,659)	(29,543)	(113,494)	(112,324)
General and Administrative	(6,769)	(6,613)	(28,079)	(26,703)
Acquisition Costs (a)	—	(153)	—	(491)
Depreciation of Corporate FF&E	(246)	(196)	(747)	(776)
Depreciation and Other Amortization of Real Estate	(28,888)	(28,418)	(115,617)	(116,506)

Total Expenses	(65,562)	(64,923)	(257,937)	(256,800)

Gain on Sale of Real Estate	79,129	7,374	131,269	68,202
Interest Expense	(13,539)	(14,175)	(57,199)	(59,430)
Amortization of Debt Issuance Costs	(826)	(782)	(3,162)	(3,219)
Settlement Gain on Interest Rate Protection Agreements	48	—	1,896	—
Loss from Retirement of Debt	(122)	—	(1,775)	—

Income from Operations Before Income Tax Benefit (Provision)	101,258	25,470	209,494	126,773

Income Tax Benefit (Provision)	43	(857)	(1,193)	(1,089)

Net Income	101,301	24,613	208,301	125,684

Net Income Attributable to the Noncontrolling Interest	(3,314)	(817)	(6,845)	(4,452)

Net Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$97,987	$23,796	$201,456	$121,232

RECONCILIATION OF NET INCOME AVAILABLE TO FIRST INDUSTRIAL REALTY TRUST, INC.’S COMMON STOCKHOLDERS AND PARTICIPATING SECURITIES TO FFO (b) AND AFFO (b)

Net Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$97,987	$23,796	$201,456	$121,232

Depreciation and Other Amortization of Real Estate	28,888	28,418	115,617	116,506
Noncontrolling Interest	3,314	817	6,845	4,452
Gain on Sale of Depreciable Real Estate	(78,918)	(7,374)	(131,058)	(68,202)

Funds From Operations (NAREIT) (“FFO”) (b)	$51,271	$45,657	$192,860	$173,988

Loss from Retirement of Debt	122	—	1,775	—
Restricted Stock/Unit Amortization	1,844	1,473	8,611	7,371
Amortization of Debt (Premiums)/Discounts and Hedge Costs	(15)	64	59	264
Amortization of Debt Issuance Costs	826	782	3,162	3,219
Depreciation of Corporate FF&E	246	196	747	776
Settlement Gain on Interest Rate Protection Agreements	(48)	—	(1,896)	—
Gain on Sale of Non-Depreciable Real Estate	(211)	—	(211)	—
Non-incremental Building Improvements	(4,561)	(7,267)	(14,982)	(16,301)
Non-incremental Leasing Costs	(7,526)	(6,614)	(23,505)	(26,170)
Capitalized Interest	(1,339)	(1,244)	(4,353)	(3,523)
Capitalized Overhead	(121)	(118)	(355)	(507)
Straight-Line Rent, Amortization of Above (Below) Market Leases and Lease Inducements	(1,276)	(1,473)	(5,632)	(6,623)

Adjusted Funds From Operations (“AFFO”) (b)	$39,212	$31,456	$156,280	$132,494

FIRST INDUSTRIAL REALTY TRUST, INC.

Selected Financial Data

(Unaudited)

(In thousands except per share/Unit data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
RECONCILIATION OF NET INCOME AVAILABLE TO FIRST INDUSTRIAL REALTY TRUST, INC.’S COMMON STOCKHOLDERS AND PARTICIPATING SECURITIES TO ADJUSTED EBITDA (b) AND NOI (b)
Net Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$97,987	$23,796	$201,456	$121,232

Interest Expense	13,539	14,175	57,199	59,430
Depreciation and Other Amortization of Real Estate	28,888	28,418	115,617	116,506
Income Tax (Benefit) Provision	(43)	857	1,193	1,089
Noncontrolling Interest	3,314	817	6,845	4,452
Loss from Retirement of Debt	122	—	1,775	—
Settlement Gain on Interest Rate Protection Agreements	(48)	—	(1,896)	—
Amortization of Debt Issuance Costs	826	782	3,162	3,219
Depreciation of Corporate FF&E	246	196	747	776
Gain on Sale of Non-Depreciable Real Estate	(211)	—	(211)	—
Gain on Sale of Depreciable Real Estate	(78,918)	(7,374)	(131,058)	(68,202)

Adjusted EBITDA (b)	$65,702	$61,667	$254,829	$238,502

General and Administrative	6,769	6,613	28,079	26,703
Acquisition Costs (a)	—	153	—	491

Net Operating Income (“NOI”) (b)	$72,471	$68,433	$282,908	$265,696

Non-Same Store NOI	(9,508)	(7,648)	(34,260)	(24,210)

Same Store NOI Before Same Store Adjustments (b)	$62,963	$60,785	$248,648	$241,486

Lease Inducement Amortization	181	214	719	862
Straight-line Rent	42	(62)	1,015	(2,903)
Above (Below) Market Lease Amortization	(241)	(278)	(1,035)	(1,088)
Lease Termination Fees	(138)	(188)	(806)	(394)

Same Store NOI (Cash Basis without Termination Fees) (b)	$62,807	$60,471	$248,541	$237,963

Weighted Avg. Number of Shares/Units Outstanding - Basic	123,483	120,740	122,306	119,274
Weighted Avg. Number of Shares Outstanding - Basic	119,462	116,636	118,272	115,030

Weighted Avg. Number of Shares/Units Outstanding - Diluted	124,097	121,146	122,821	119,614
Weighted Avg. Number of Shares Outstanding - Diluted	120,076	117,042	118,787	115,370

Per Share/Unit Data:
Net Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$97,987	$23,796	$201,456	$121,232
Less: Allocation to Participating Securities	(331)	(82)	(646)	(411)

Net Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders	$97,656	$23,714	$200,810	$120,821

Basic Per Share	$0.82	$0.20	$1.70	$1.05
Diluted Per Share	$0.81	$0.20	$1.69	$1.05

FFO (NAREIT)	$51,271	$45,657	$192,860	$173,988
Less: Allocation to Participating Securities	(168)	(154)	(600)	(568)

FFO (NAREIT) Allocable to Common Stockholders and Unitholders	$51,103	$45,503	$192,260	$173,420

Basic Per Share/Unit	$0.41	$0.38	$1.57	$1.45
Diluted Per Share/Unit	$0.41	$0.38	$1.57	$1.45

Common Dividends/Distributions Per Share/Unit	$0.21	$0.19	$0.84	$0.76

Balance Sheet Data (end of period):
Gross Real Estate Investment	$3,495,745	$3,384,914
Real Estate and Other Assets Held For Sale, Net	—	2,354
Total Assets	2,941,062	2,793,263
Debt	1,296,997	1,347,092
Total Liabilities	1,465,185	1,508,638
Total Equity	$1,475,877	$1,284,625

a)	Effective January 1, 2017, we adopted Accounting Standards Update (“ASU”) No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. We anticipate that our acquisitions of real estate in the future will generally not meet the definition of a business combination; and accordingly, transaction costs which have historically been expensed, will be capitalized as part of the basis of the real estate assets acquired. ASU 2017-01 was applied prospectively.
b)	Investors in, and analysts following, the real estate industry utilize funds from operations (“FFO”), net operating income (“NOI”), adjusted EBITDA and adjusted funds from operations (“AFFO”), variously defined below, as supplemental performance measures. While we believe net income available to First Industrial Realty Trust, Inc.‘s common stockholders and participating securities, as defined by GAAP, is the most appropriate measure, we consider FFO, NOI, adjusted EBITDA and AFFO, given their wide use by, and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. Adjusted EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. AFFO provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, adjusted EBITDA and AFFO are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

As used herein, we calculate FFO to be equal to net income available to First Industrial Realty Trust, Inc.‘s common stockholders and participating securities, plus depreciation and other amortization of real estate, minus gain on sale of depreciable real estate.

NOI is defined as our revenues, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses.

Adjusted EBITDA is defined as NOI, minus general and administrative expenses and acquisition costs.

AFFO is defined as adjusted EBITDA minus GAAP interest expense, minus capitalized interest and overhead, plus amortization of debt (premiums)/discounts and hedge costs, minus straight-line rental income, amortization of above (below) market leases and lease inducements, minus provision for income taxes or plus benefit for income taxes, plus restricted stock/unit amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures refer to building improvements and leasing costs required to maintain current revenues plus tenant improvements amortized back to the tenant over the lease term. Excluded are first generation leasing costs, capital expenditures underwritten at acquisition and development/redevelopment costs.

FFO, NOI, adjusted EBITDA and AFFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, adjusted EBITDA and AFFO should not be considered as substitutes for net income available to common stockholders and participating securities (calculated in accordance with GAAP) as a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, adjusted EBITDA and AFFO as currently calculated by us may not be comparable to similarly titled, but variously calculated, measures of other REITs.

In addition, we consider cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of our operating performance. Same store properties include all properties owned prior to January 1, 2016 and held as an in service property through the end of the current reporting period, and developments and redevelopments that were placed in service or were substantially completed for 12 months prior to January 1, 2016 (the “Same Store Pool”). Properties which are at least 75% occupied at acquisition are placed in service, unless we anticipate the tenants to move out in the first year of ownership. Acquisitions that are less than 75% occupied at the date of acquisition, developments and redevelopments are placed in service as they reach the earlier of a) stabilized occupancy (generally defined as 90% occupied), or b) one year subsequent to acquisition or development/redevelopment construction completion. Acquired properties with occupancy greater than 75% at acquisition, but with tenants that we anticipate will move out in the first year of ownership, will be placed in service upon the earlier of reaching 90% occupancy or twelve months after move out. We define SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent, the amortization of lease inducements, the amortization of above (below) market rent and the impact of lease termination fees. We exclude straight-line rent, amortization of lease inducements and above (below) market rent in calculating SS NOI because we believe it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, we believe that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expense, acquisition costs, interest expense, depreciation and amortization, income tax benefit and expense, gains and losses on retirement of debt, mark-to-market gains and losses on interest rate protection agreements, sale of real estate, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, our computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.